Exhibit 99.1

NEWS RELEASE

For Release: Tuesday, April 22, 2014, 3:05pm Central Time	Contact:	Vascular Solutions, Inc.
James Hennen, CFO
JHennen@vasc.com
(763) 656-4352
Phil Nalbone, VP
PNalbone@vasc.com
(763) 656-4371

VASCULAR SOLUTIONS REPORTS FIRST QUARTER RESULTS

-	Record revenues increase 15% to $29.9 million, reflecting growth in all three product categories
-	EPS increases 26% to $0.16, including above-budget legal expenses that reduced first quarter earnings by $0.02
-	Maintaining 2014 revenue guidance of $121-$125 million, representing an increase of 12% at the midpoint of guidance
-	Revising 2014 EPS guidance to $0.71-$0.75, reflecting projected higher legal expenses for the remainder of 2014

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the first quarter ended March 31, 2014. Net revenue increased 15% to a record quarterly level of $29.9 million from $26.1 million in the first quarter of 2013. The company’s revenue guidance range for the first quarter was $29.5 million to $30.5 million.

U.S. product sales increased 14% to $25.0 million compared to $21.9 million in the year-ago first quarter, while international product sales increased 18% to $4.8 million compared to $4.1 million in the year-ago first quarter.

Gross margin was 68.0% in the first quarter, an increase from 66.6% in the first quarter of 2013 and an improvement on a sequential basis from 66.5% in the fourth quarter of 2013. Vascular Solutions expects gross margin to remain in the range of 67.5% to 68.5% during the balance of the year.

Operating income in the first quarter was $4.4 million, representing an operating margin of 14.6%.  In the year-earlier first quarter, operating income was $2.9 million, representing an operating margin of 11.1%.

EPS in the first quarter was $0.16, an increase of 26% from $0.13 in the first quarter of 2013. Above-budget legal expenses incurred in the first quarter were $430,000, which reduced EPS by $0.02 (after tax) and resulted in first quarter EPS below the company’s guidance of between $0.17 and $0.18.

“During the first quarter, we achieved a new record quarterly level of sales while increasing our revenue growth rate to 15% based on sales growth in a range of products and markets,” said Howard Root, Chief Executive Officer of Vascular Solutions. “On the earnings side, our continuing substantial growth in operating performance was masked somewhat by higher-than-budgeted legal expenses associated with substantial discovery and appellate activity in our GuideLiner® patent infringement lawsuit against Boston Scientific and the ongoing U.S. Attorney investigation related to our Vari-Lase Short Kit product. Legal expenses are difficult to predict, and while we are intensely focused on containing these costs, our revised earnings guidance for 2014 reflects our updated expectation that legal costs will continue to run over our original budget.  Even with these additional legal costs, however, we expect our continued operating leverage from our established business model will continue to increase in 2014,” Mr. Root added.

First Quarter Revenue by Product Line

Catheter Products. Sales of catheter products, the company’s largest product line, were $19.2 million during the first quarter of 2014, an increase of 15% compared to $16.6 million in the first quarter of 2013.

Within the catheter products category, sales of the GuideLiner catheter were $6.7 million during the first quarter, an increase of 40% from the $4.8 million in the year-ago first quarter and an increase of 20% sequentially from the $5.6 million in the fourth quarter of 2013. “During the first quarter, our distribution partner market launched the GuideLiner in Japan where, as anticipated, GuideLiner was well received with a strong and growing early adoption,” Mr. Root said. “In the U.S. market, Boston Scientific’s competitive catheter was off the market for the majority of the first quarter due to the preliminary injunction but will now return based on the Federal Circuit’s recent reversal.  However, it’s important to keep in mind that we faced competition with this same catheter during the last half of 2013 and our sales force performed very well, and our guidance for 2014 sales was set before the preliminary injunction was issued and therefore is unchanged by the Federal Circuit’s decision.”

Other catheter products that contributed significantly to the year-over-year sales increase in the first quarter were the Guardian hemostat valve and related Flamingo inflation device, which grew 34% in recovery from the recall on these products experienced in the first quarter of last year; the Elite snares, which grew 32%; the SuperCross™ microcatheters, which grew 29%; specialty guidewires for interventional procedures, which grew 20%; and micro introducer kits, which grew 16%. First quarter sales of Pronto® aspiration catheters were $4.7 million, compared to $5.1 million in the year-earlier quarter, primarily reflecting the result of pricing decreases.

Hemostat Products. Sales of hemostat products (mainly consisting of D-Stat® Dry, D-Stat Flowable, and radial products) were $6.0 million in the first quarter, an increase of 4% from the year-earlier $5.8 million. Growth in this category was driven by sales of the Vasc™ Band radial hemostatis device and the Accumed™ wrist positioning splint for radial catheterizations. These two products combined contributed just over $1.0 million in sales during the first quarter, representing an increase of more than 73%.

Vein Products and Services. In the vein products and services category, first quarter net revenues increased 31% to $4.7 million from $3.6 million in the year-ago quarter. Vein product revenue during the first quarter included $2.7 million from reprocessing for ClosureFAST® radiofrequency catheters, compared to approximately $1.5 million in reprocessing revenue in the year-ago first quarter.

Financial Guidance

For 2014, Vascular Solutions is maintaining guidance for net revenue of between $121 million and $125 million. The mid-point of this range represents an increase of 12% from $110.5 million in 2013.

For 2014, Vascular Solutions is revising its earnings guidance to a range of $0.71-$0.75 per share. The mid-point of this range represents an increase of 12% over the $0.65 reported in 2013. The revision to projected 2014 earnings reflects solely an additional $1.3 million of forecasted legal expenses, or $0.08 per share tax-effected. Included in the company’s 2014 earnings guidance are $3.6 million in non-cash stock-based compensation, $1.6 million in amortization of intangibles, between $1.4 million and $1.5 million for the U.S. medical device excise tax, and an assumed 36% tax rate.

For the second quarter of 2014, Vascular Solutions is providing guidance for net revenue of between $30.2 million and $31.2 million, which at the mid-point would represent growth of 12% from $27.4 million in the second quarter of 2013. Net earnings for the second quarter of 2014 are projected to be between $0.18 and $0.19 per fully diluted share, compared to $0.17 in the second quarter of 2013. The company’s net earnings guidance for the second quarter of 2014 includes $1.0 million of legal expenses, $800,000 in non-cash stock-based compensation, just over $400,000 in amortization of intangibles, approximately $370,000 for the U.S. medical device excise tax, and an assumed 36% effective income tax rate.

Cash Flow and Balance Sheet Highlights

Vascular Solutions ended the first quarter of 2014 with $32.8 million in cash and cash equivalents, up from $30.8 million at the end of 2013 and from $14.1 million at the end of the first quarter a year ago. During the most recent first quarter, the company generated just under $4.0 million in cash from operations and used cash of approximately $1.3 million for capital expenditures and $1.8 million to purchase shares that vested under outstanding restricted stock awards to satisfy income tax withholding requirements.

“Vascular Solutions continues to have excellent operating cash flows, a strong balance sheet, good working capital flexibility, strong R&D investments to support our future growth objectives, and a commitment to expanding our revenue opportunities through tuck-in acquisitions and alliances as attractive opportunities arise,” Mr. Root said.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of the company’s web site at www.vasc.com.  An audio replay of the call will be available until Tuesday, April 29, 2014, by dialing 888-203-1112 and entering conference ID# 9887639.  A recording of the call will also be archived on the Company’s web site, www.vasc.com, until Tuesday, April 29, 2014. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013
	(unaudited)

Revenue:
Product revenue	$29,845	$25,977
License and collaboration revenue	62	87
Total revenue	29,907	26,064

Product costs and operating expenses:
Cost of goods sold	9,583	8,697
Collaboration expenses	11	-
Research and development	3,290	3,405
Clinical and regulatory	1,300	1,163
Sales and marketing	7,736	6,971
General and administrative	2,859	2,240
Medical device excise taxes	345	317
Amortization of purchased technology and intangibles	412	367
Operating earnings	4,371	2,904

Interest expense	-	(3)
Foreign exchange gain/(loss)	2	(13)
Earnings before income taxes	4,373	2,888

Income tax expense	(1,574)	(763)
Net earnings	$2,799	$2,125

Net earnings per share - basic	$0.17	$0.13
Weighted average shares used in calculating - basic	16,686	16,043
Net earnings per share - diluted	$0.16	$0.13
Weighted average shares used in calculating - diluted	17,538	16,720

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2014	2013
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$32,762	$30,785
Accounts receivable, net	15,845	14,481
Inventories	15,238	14,002
Prepaid expenses and other	3,100	2,472
Current portion of deferred tax assets	6,000	6,000
Total current assets	72,945	67,740
Property, plant and equipment, net	16,734	16,187
Goodwill	10,537	10,532
Intangible assets, net	11,534	11,943
Deferred tax assets, net of current portion and liabilities	1,690	1,739
Total assets	$113,440	$108,141

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$13,468	$11,385

Long-term deferred revenue and contingent consideration, net of current portion	355	406

Shareholders’ equity:
Total shareholders’ equity	99,617	96,350
Total liabilities and shareholders’ equity	$113,440	$108,141

Note: Derived from the audited financial statements at that date.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of more than 80 products and services in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products and services to interventional cardiologists, interventional radiologists, electrophysiologists and vein specialists through its direct U.S. sales force and international independent distributor network.

All listed trademarks are the property of Vascular Solutions, Inc. with the exception of ClosureFAST, which is a registered trademark of Covidien LP Limited Partnership.

Safe Harbor for Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. Those statements include expectations about our future revenues, gross margin, operating profitability and margin, legal expenses, non-cash stock-based compensation expense, amortization of intangibles, U.S. medical device excise tax, income tax rate, and earnings per share. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2013 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, exposure to intellectual property claims and costs of intellectual property litigation, current or future government investigations, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, constraints or interruptions in production from key suppliers, doing business in international markets, the availability of third party reimbursement, the mix of our revenues between products we manufacture and sell in the United States, products we sell internationally, service reviews and sales of purchased finished goods, and actions by the FDA.

For further information, connect to www.vasc.com.

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